Exhibit 10.2

FIRST AMENDMENT
TO
PERFORMANCE SHARE AWARD AGREEMENT

WHEREAS, Staples, Inc. (“Staples”) granted an award of performance shares (the “PSAs”) to [insert: name of employee] (the “Recipient”) on [insert: grant date], pursuant to that certain Performance Share Award Agreement (the “PSA Agreement”) by and between Staples and the Recipient;

WHEREAS, an Agreement and Plan of Merger (the “Merger Agreement”) was made and entered into on June 28, 2017, by and among Staples, Arch Merger Sub Inc. and Arch Parent Inc.;

WHEREAS, the Merger Agreement provides for the automatic cancellation and conversion of the PSAs into a contingent right to receive a cash payment subject to and in accordance with the terms of the Merger Agreement following the Closing Date (as defined in the Merger Agreement);

WHEREAS, the receipt of Merger Consideration (as defined in the Merger Agreement) in respect of the PSAs as contemplated by the Merger Agreement, either alone or together with the receipt of other payments in connection with the transactions contemplated under the Merger Agreement, may result in the imposition of an Excise Tax (as defined below) on the Recipient; and

WHEREAS, Staples’ Board of Directors has approved that a Gross-Up Payment (as defined below) be payable if an Excise Tax is assessed against the Recipient because payments received by the Recipient in connection with the transactions contemplated under the Merger Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, pursuant to this First Amendment to Performance Share Award Agreement dated [                ], 2017, by and between Staples and the Recipient, the PSA Agreement is amended to add a new final section as set forth below, effective upon the Closing (as defined under the Merger Agreement):

“[    ]. Gross Up Payment

(a)                                 In the event you become entitled to any amount or benefit payable or provided under this Agreement, the Plan or any other agreement, policy, plan, program or arrangement with Staples or its subsidiaries or affiliates, or the lapse or termination of any restriction under any agreement, policy, plan, program or arrangement with Staples or its subsidiaries or affiliates (collectively, the “Payments”), and any of such Payments become subject to the tax imposed by Section 4999 of the Code (the “Excise Tax”) by reason of being “parachute payments” within the meaning of Section 280G of the Code, or any similar federal, state or local tax in existence as of the date of your entry into that certain First Amendment to Performance Share Award Agreement dated [                ], 2017, by and between you and Staples, Staples shall pay to you an additional amount (a

“Gross-Up Payment”) such that, after your payment of the federal, state and local income taxes (taking into account the loss of itemized deductions), employment tax (together with any interest or penalties with respect thereto) and Excise Tax on the Gross-Up Payment, you retain a net amount equal to the Excise Tax imposed upon the Payments. A Gross-Up Payment shall be paid to you or withheld and made on your behalf to the applicable taxing authorities as soon as reasonably practicable, but in no event later than twenty (20) business days, after the later of the date that it is determined that a Payment is subject to the Excise Tax and the date that the Excise Tax is required to be withheld and paid to the applicable taxing authorities. Notwithstanding anything herein to the contrary in this paragraph (a), in no event shall the amount of the Gross-Up Payment or Gross-Up Payments payable to you exceed an aggregate of [$                              ] (such amount, the “Gross-Up Cap”).

(b)                                 Any determination required under this Section shall be made in writing by a third party selected by Staples’ Chief Executive Officer prior to the Change in Control (the “Firm”), whose determination shall be conclusive and binding upon you and Staples for all purposes. For purposes of making the calculations required by this Section, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, including what constitutes “reasonable compensation” for purposes of Section 280G of the Code.

(c)                                  You and Staples shall furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination hereunder. Staples shall bear all costs the Firm may reasonably incur in connection with any calculations contemplated hereunder. The Firm shall be required to provide its determination within thirty (30) days after the date of the Change in Control.

(d)                                 If the Firm determines that no Excise Tax is payable by you, you will be provided detailed information to support that you have a reasonable basis not to report any Excise Tax on your federal, state or local income or other tax return, which information shall address what portion, if any, of the Payment constitutes “reasonable compensation” for purposes of Section 280G of the Code. If the Firm determines that an Excise Tax will be assessed with respect to the Payments, you will be provided with detailed information for such position, including the basis for determining what portion, if any, of the Payments constitutes “reasonable compensation” for purposes of Section 280G of the Code.

(e)                                  If the Excise Tax is subsequently determined, either by the Firm or a taxing authority, to be less than the amount determined hereunder, you shall repay to Staples, within five business days after the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by you to the extent that such repayment results in a reduction in Excise Tax and/or federal and state and local income tax deduction).

(f)                                   You are required to notify Staples promptly, but in no event later than ten (10) business days after receipt, of any written claim by any taxing authority that, if successful, would require you to pay additional Excise Tax and/or any other taxes with respect to the Payments or the Gross-Up Payment that exceed the Gross-Up Payment previously made to you. You shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which you give such notice to Staples (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Staples notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall (i) give Staples any information reasonably requested by Staples relating to such claim; (ii) take such action in connection with contesting such claim as Staples shall reasonably request in writing from time to time, including, without limitation, coordinate with accepting legal representation with respect to such claim by an attorney expert in such area reasonably selected by Staples, it being understood that you may also retain separate counsel at your sole cost; (iii) cooperate with Staples in good faith in order effectively to contest such claim, and (iv) permit Staples to participate in any proceedings relating to such claim; provided, however, that Staples shall bear and pay during the period of representation directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions, Staples shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim, provided that if the sum of the taxes, interest and penalties that are being sought by the applicable taxing authorities in such contest would, if sustained, result in one or more Gross-Up Payments under paragraph (a) that, in the aggregate, exceed the Gross-Up Cap, you will control all proceedings taken in connection with such contest and determine whether to pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim, subject, in each case, to Staples’ reasonable input. In all events, Staples’ control of any contest shall be limited to issues the resolution of which would impact whether a Gross-Up Payment would be payable hereunder. You shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority, and you shall control any extension of the statute of limitations with respect to matters other than those directly related to the Excise Tax.

(g)                                  If the Excise Tax is subsequently determined by the taxing authority to exceed the amount of the Gross-Up Payment, Staples shall make an additional Gross-Up Payment in respect of such excess within five business days after the date that the amount of such excess is finally determined; provided that in no event will Staples make Gross-Up Payments to you that exceed, in the aggregate, the Gross-Up Cap. In the event that the subsequent determinations as to the Excise Tax affect earlier Gross-Up Payment calculations under this Section, such amounts will be recalculated and the provisions of this Section applied based on the revised calculations.

(h)                                 Notwithstanding the preceding paragraphs of this Section, references to Staples shall include its successors, and Gross-Up Payments shall in no event be made later than the end of the year following the year in which you remit the related taxes to the applicable taxing authorities. In all events the additional Gross-Up Payments shall be made not later than the end of the year following the year in which the taxes that are the subject of an audit or litigation are remitted to the applicable taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation, consistent with the requirements of Section 409A of the Code.”